Exhibit 99.1

CROWDGATHER, INC. ANNOUNCES COMPLETION OF $1 MILLION SERIES B PREFERRED FINANCING AND SETTLEMENT OF OUTSTANDING LITIGATION

Woodland Hills, CA.  October 15, 2013 --- One of the leading networks of forum communities on the Internet, CrowdGather, Inc. (OTCQB:CRWG), today announced that it has received the final $400,000 of its $1 million Series B Convertible Preferred financing, originally dated April 8, 2013.  The Company had already closed on $600,000, with $300,000 sold on April 8, 2013 and $150,000 each sold on July 16, 2013 and August 2, 2013, respectively. Additionally, on October 11, 2013, the Company successfully settled pending litigation.

The Series B Convertible Preferred Stock carries an annual dividend rate of 10% per share of Preferred Stock and is convertible into common shares of CrowdGather, Inc. at a conversion rate of 20 shares of common stock for each share of Preferred Stock. Additionally, the Preferred Stock may be redeemed by the Company at any time at a redemption price equal to 120% of the amount received from the Series B financing. However, the investors in the Series B financing have the option to convert their Preferred Stock into common shares in lieu of accepting the redemption.  Further, Warrants to purchase 10 shares of common stock for every 1 share of Preferred Stock were granted at an exercise price of $0.08 per share. The Warrants have an exercise term equal to 5 years and are exercisable commencing on October 10, 2013.

CrowdGather intends to use the net proceeds from its financing for general working capital purposes and to pursue the launch of its forum based advertising network by early calendar 2014.  The network and subsequent marketplace will both be operated under the CrowdGather name and be accessible from the company’s website located at www.crowdgather.com.

"This announcement represents the first key step in regaining our business momentum," said Sanjay Sabnani, CrowdGather’s Chairman and CEO. "Two of our most significant risk factors, a lack of operating capital and the threat of uncertain litigation costs, have been addressed to our satisfaction.  We now intend to dedicate more attention to our efforts to complete and launch a successful forum advertising network and exchange.  Over the past year, we have made significant cost cuts to conserve resources, and while we believe we have operated lean and efficiently, we were challenged to grow the Company without new capital.  With those two factors addressed, we have a renewed focus on our business and will deploy new working capital to complete our technology projects and carefully expand our sales force.  We expect to deploy our ad network by early calendar 2014, with our ultimate goal to keep working towards the completion of a forum focused vertical ad exchange accessible by buyers and sellers in real time.”

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather (www.crowdgather.com) has created a centralized network to benefit forum members, forum owners, and forum advertisers. CrowdGather provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; general economic, industry and market sector conditions; the ability to generate increases revenues from the Company’s forums; the ability to obtain additional financing to implement the Company's long-term growth strategy; the ability to manage the Company's growth; the ability to develop and market new technologies to respond to rapid technological changes; competitive factors in the market(s) in which the Company operates; and other events, factors and risks disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor Contact:   Sanjay Sabnani
                                   Phone: 818-435-2472 x 101
                                   Email: sanjay@crowdgather.com